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Exhibit 10.14

AMENDED AND RESTATED TECHNOLOGY ACQUISITION AGREEMENT

        This Amended and Restated Technology Acquisition Agreement (the "Agreement") is entered into effective as of the 14th day of March, 1996, by and between Nicholas Kowanko, Ph.D. of 618 South Fifth Street, Moorhead, Minnesota 56560 ("Dr. Kowanko") and CryoLife, Inc. of 2211 New Market Parkway, Suite 142, Marietta, Georgia 30067 ("CryoLife").

        WHEREAS, Dr. Kowanko has invented and may develop in the future, pursuant to his services under this Agreement, certain Trade Secrets, Know-How and Patents (as defined below and collectively referred to as the "Technology") related to methods, procedures, and sciences for creating a bioadhesive ("Adhesive") which is more particularly described in Exhibit A attached hereto;

        WHEREAS, Dr. Kowanko is the owner of all right, title, and interest in and to the Technology;

        WHEREAS, CryoLife desires to acquire the Technology in order to continue its product development and eventually commercialize products utilizing the Technology and to obtain certain assistance from Dr. Kowanko;

        WHEREAS, the parties entered into a Technology Acquisition Agreement (the "TA Agreement") on March 14, 1996 to transfer the Technology and provide for Dr. Kowanko's assistance upon the terms and conditions set forth therein; and

        WHEREAS, the parties desire to amend the TA Agreement in certain particulars by entering into this Agreement, which Agreement the parties intend to supersede the original TA Agreement.

        NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        I.    Definitions.    The following terms shall have the following meanings when used in this Agreement:

          A.    "Improvements" shall mean any and all (i) changes or enhancements to the Adhesive (including, without limitation, formulation changes to reduce Adhesive and component toxicity), (ii) new bioadhesive inventions, and (iii) information relating to any delivery devices for the Adhesive, developed by Dr. Kowanko pursuant to his services under this Agreement.

          B.    "Know-How" shall mean any and all non-confidential information relating to the Adhesive or its formulation currently owned by Dr. Kowanko or developed by Dr. Kowanko pursuant to his services under this Agreement.

          C.    "Patent(s)" shall mean any and all domestic and foreign patents or patent applications of Dr. Kowanko, which relates to the Adhesive or its formulation, or which may in the future be filed on the Trade Secrets or Know-How, including, without limitation, U.S. Patent No. 5385606. The term Patent(s) also shall include any and all U.S. or foreign divisions, continuations, continuation-in-part, substitutions, reissues, and extensions of said Patent(s).

          D.    "Technology" shall mean the Know-How, Patent(s), Trade Secrets, and Improvements.

          E.    "Trade Secrets" shall mean any and all confidential information, relating to the Adhesive or its formulation currently owned by Dr. Kowanko or developed by Dr. Kowanko pursuant to his services under this Agreement.

        II.    Assignment of Technology.    Dr. Kowanko hereby sells, assigns, and transfers, and agrees to sell, assign, and transfer all of his right, title, and interest in and to the Technology to CryoLife. Dr. Kowanko agrees to execute such further documents and instruments as CryoLife may reasonably request in order to further evidence the transfer of the Technology as contemplated hereunder.

        III.    Purchase Price.

          A.    Purchase Price.    CryoLife shall pay Dr. Kowanko the sum of $1,200,000 (the "Purchase Price") for the assignment of the Technology. The Purchase Price shall be payable as follows: $290,000 shall be payable upon execution of this Agreement (which amount has been paid) and the balance shall be payable (i) in three equal installments of $290,000 each of the first, second, and third anniversaries of the date of this Agreement and (ii) one final installment of $40,000 on the fourth anniversary of the date of this Agreement. The Purchase Price shall also include a 1.7% royalty on Net Revenues (gross revenues minus sales tax, returns, discounts, freight and return freight, if any) from future commercial sales of the Adhesive by CryoLife which exceed $25 million in the aggregate. In the case where the right to sell Adhesive is licensed to a third party, the royalty rate shall be computed, at CryoLife's discretion, as 1.7% of the Net Revenues of the licensee from commercial sales of the Adhesive or as 10% of CryoLife's revenues from the licensee (in which later event, CryoLife will not be obliged to pay a 1.7% royalty based on its licensee's sales of Adhesives). The first payment of royalties shall be due within 90 days after the end of the calendar year in which CryoLife first generates revenues from the Adhesive in excess of $25 million in the aggregate and shall be accompanied by a written report showing all Net Revenues and royalties accrued during the preceding calendar year. Royalty payments and written reports shall be made and furnished annually thereafter. Notwithstanding the foregoing, the royalty portion of the Purchase Price shall not be payable at any time after, if ever, the Patents expire or are declared invalid by a court of law and such judgment is not overruled. If CryoLife chooses to license the Adhesive to a third party for a lump sum or fixed payment (as opposed to a royalty) before an aggregate of $25 million in commercial sales has been reached, it must condition sub-licensing on accurate accounting by the licensee on an annual basis of all net revenues received from sales of the Adhesive. CryoLife must add these accounting figures to all sales from other sources for purposes of computing aggregate sales and the computation of amounts owed to Dr. Kowanko.

          B.    Consulting Fee.    For so long as Dr. Kowanko provides consulting services pursuant to Section 9 below, Dr. Kowanko shall receive a consulting fee of $10,000 per year. Such consulting fee shall be payable each year in advance.

          C.    Records.    CryoLife shall maintain a true and correct set of records pertaining to commercial sales of Adhesive and license revenues obtained from the licenses of the Adhesive. CryoLife shall be obliged to maintain records relating to any year for a period of five years. CryoLife agrees to permit an auditor selected by Dr. Kowanko and reasonably acceptable to CryoLife to have access during normal business hours to such records to determine the correctness of any report and/or royalty payment made under this Agreement. In the event that the audit reveals an underpayment of royalty by more than 7%, the cost of the audit shall be paid by CryoLife. Such accountant shall maintain in confidence, and shall not report to Dr. Kowanko or others, any information concerning CryoLife or its operations or properties other than information directly relating to the correctness of such reports and payments.

        IV.    Representations of Dr. Kowanko.    Dr. Kowanko hereby represents and warrants that he independently developed the Technology, that no university or governmental agency with or for whom Dr. Kowanko works or has worked in the past, or any student or employee thereof (other than Dr. Kowanko), has any right, title or interest in or to the Technology, and that Dr. Kowanko has the authority to enter into and perform his obligations under this Agreement. Dr. Kowanko further represents and warrants that he knows of no other compound or adhesive similar to the Adhesive or which provides the same or substantially similar functionality. Dr. Kowanko warrants that said Technology has not been assigned, licensed, pledged, mortgaged or conveyed in whole or in part to any third party. Dr. Kowanko warrants that he has no agreement with any third party which conflicts with his obligations to CryoLife under this Agreement. Dr. Kowanko does not warrant that the practice of the Patent or the use by CryoLife of the Technology does not infringe or impinge upon any patent rights of others.

        V.    Indemnification.    Subject to the accuracy of the representations and warranties of Dr. Kowanko set forth elsewhere in this Agreement and the provisions of Section 6 below, CryoLife shall indemnify, defend, and hold Dr. Kowanko harmless from and against any and all damages, liability, losses, and expenses incurred by Dr. Kowanko arising our of any claim, lawsuit, action or proceeding (collectively, "Claim") against Dr. Kowanko by a third party based upon the production, distribution, or marketing by CryoLife of the Technology. As between the parties hereto, CryoLife shall defend, settle, or compromise all litigation (including action, suits and proceedings before judicial or administrative tribunals, and arbitration proceedings), in which CryoLife, or its vendees, are charged by virtue of the manufacture, use or sale of Products or the use of the Technology under this Agreement with infringement of any patent held by any third party.

        VI.    Liability.

          A.    Infringement; Misappropriation.    Dr. Kowanko warrants that he has received no notice that the manufacture, use, or sale of any Products or the use of Technology is an infringement or misappropriation of the right of any third party and that to the best of his knowledge and belief, the manufacture, use, or sale of Products or the use of the Technology is not an infringement or misappropriation of the rights of any third party. In the event CryoLife is obliged to defend any action for such infringement or misappropriation of any patents held by any third party, Dr. Kowanko shall provide such assistance, including the furnishing of documents and information and the execution of all necessary documents as CryoLife may reasonably require, but under no circumstances does Dr. Kowanko warrant or guarantee that the Products or the Technology is not or will not be in infringement or misappropriation of any patent rights of any third party. No monies received by Dr. Kowanko from CryoLife shall be returned to CryoLife in the event of a third party suit, whether or not it is successful. Dr. Kowanko does not warrant or represent that the Products or the Technology is free of infringement of any patent that may be existent at any time and Dr. Kowanko does not offer or extend any indemnity for infringement of any patent, including those which may at any time be in existence at a place of business of CryoLife or the place of manufacture of the Products.

          B.    Disclaimer of Liability.    In no event shall Dr. Kowanko be liable for: (a) special, indirect, incidental or consequential damages, or (b) any damages whatsoever resulting from the loss of use, data or profits arising out of or in connection with this Agreement or the use or performance of any Technology, whether in an action based on contract or tort, including negligence. Dr. Kowanko shall not be liable for property damage or personal injury, including death, resulting from the act done or not done in connection with an obligation assumed by either Dr. Kowanko or CryoLife hereunder other than an act done or not done as a result of willful wrongdoing or negligence of Dr. Kowanko as determined by a court of law.

        VII.    Prevention of Infringement.    Dr. Kowanko will assist CryoLife in connection with any actions by CryoLife to prevent or stop any infringement or misappropriation by others of the Technology. CryoLife shall reimburse Dr. Kowanko for Dr. Kowanko's necessary and reasonable out-of-pocket costs incurred in cooperating with Cryolife, at CryoLife's request, with respect to litigation hereunder.

        VIII.    Confidentiality.    Dr. Kowanko shall keep confidential and shall not disclose or otherwise permit access to the Trade Secrets to any other entity without CryoLife's prior written approval and will limited access to Know-How to the extent reasonably possible. Dr. Kowanko agrees to submit to CryoLife's publications review committee any articles or writings he proposes to publish and to permit the committee a reasonable period of time consistent with its general practices to review such material and to require deletions of confidential or proprietary information prior to publication or to delay publication up to nine months for the convenience of CryoLife. Dr. Kowanko may, if he chooses, become a member of the committee as part of his consulting services to CryoLife. If Dr. Kowanko disagrees as to whether material is confidential or proprietary so as to permit the committee to require its deletion from publishable material, Dr. Kowanko may submit his disagreement to arbitration conducted by two qualified scientists, one each selected by Dr. Kowanko and CryoLife, for resolution. Unless the parties agree to other procedures, the arbitration will be conducted in accordance with the rules of the American Arbitration Association. Each party shall bear its own costs associated with arbitration.

        IX.    Consulting Services.    Dr. Kowanko shall provide consulting services to CryoLife for a period of five years following the date of this Agreement on those projects described in (a) that certain letter dated October 6, 1995 from Dr. Kowanko to April L. O'Hara at CryoLife and (b) that certain letter dated October 6, 1995 from Dr. Kowanko to Dr. Brenda Smith Morse at CryoLife, copies of each of which are attached hereto as Exhibit B, and on such other projects as may be proposed by Dr. Kowanko and approved by CryoLife. Dr. Kowanko shall devote sufficient time and attention to the performance of services hereunder to complete the projects agreed to by CryoLife and Dr. Kowanko within such time frames as CryoLife may reasonably assign. After the initial five-year period, Dr. Kowanko agrees to continue to provide consulting services to CryoLife pursuant to this Section 9 on a year to year basis, provided (1) neither Dr. Kowanko nor CryoLife has notified the other in writing at least 60 days prior to the end of the then current consulting term and (ii) the parties have agreed upon a consulting fee to be payable for Dr. Kowanko's services during the extended term.

        X.    Patent Responsibilities.    CryoLife shall have the sole right, at its sole cost and expense, to take any action in connection with the preparation, filing, and maintenance of any patents and patent applications, including any continuations, continuations-in-part, substitutions, reissues, and extensions thereof, with respect to the Technology. Dr. Kowanko shall assist CryoLife, at CryoLife's cost and expense, in connection with any such efforts.

        XI.    General Provisions.

          A.    Entire Agreement.    This Agreement constitutes the entire agreement and understanding of the parties with respect to the Technology and supersedes and terminates all other prior commitments, arrangements, or understandings, both oral and written between the parties with respect to the Technology, including, without limitation, the Technology Investigation and Option Agreement dated June 15, 1993 between the parties and the TA Agreement.

          B.    Modification.    This Agreement may not be modified or amended except by an instrument in writing executed by each of the parties.

          C.    Binding.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          D.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

          E.    Notices.    Any notices or other communications required or permitted hereunder shall be in writing and shall be sent by (a) personal delivery (including delivery by Federal Express or similar overnight courier), (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by facsimile, telex, or telecopy to the numbers set forth below and with originals of such transmissions sent by registered or certified mail. Notices shall be sent to the addresses as set forth below or to such other addresses as may be hereafter furnished by one party to the other party in compliance with the terms, hereof.

If to Dr. Kowanko:	at the address set forth for Dr. Kowanko in the first paragraph of this Agreement
If to CryoLife:	at the address set forth for CryoLife in the first paragraph of this Agreement

Notices shall be effective (a) upon receipt by the addressee, if sent by personal delivery or mail, or (b) upon transmission, if sent by telecopy, telex, or facsimile.

          F.    Waiver.    None of the provisions of the Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, but may be waived only by instruments in writing signed by an authorized officer of the respective party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provisions on another occasion.

          G.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original an all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

Sworn to and subscribed before me the day of , 1996.

Notary Public		NICHOLAS KOWANKO, Ph.D.
(Notarial Seal)
My commission expires:
Sworn to and subscribed before me the 8th day of August, 1996.		CRYOLIFE, INC.
/s/ SUZANNE K. GABBERT		By:	[Illegible]
Suzanne K. Gabbert Notary Public		Title:	President/CEO
(Notarial Seal) My commission expires:	Notary Public, Cobb County, Georgia My Commission Expires Sept. 13, 1996.

          F.    Waiver.    None of the provisions of the Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, but may be waived only by instruments in writing signed by an authorized officer of the respective party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provisions on another occasion.

          G.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original an all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

Sworn to and subscribed before me the 24th day of July, 1996.

/s/ GAIL L. SMITH Notary Public		/s/ NICHOLAS KOWANKO NICHOLAS KOWANKO, Ph.D.
(Notarial Seal) My commission expires:	GAIL L. SMITH Notary Public, STATE OF NORTH DAKOTA My Commission Expires FEB 26, 2002
Sworn to and subscribed before me the day of , 1996.		CRYOLIFE, INC.
By:
Notary Public		Title:
(Notarial Seal) My commission expires:

EXHIBIT A

Definition of Adhesive

        An adhesive composition, primarily intended as tissue adhesive, comprise of dialdehydes and proteinaceous material, and methods for its use. The adhesive property is gained primarily by chemical reaction of these components with each other. "Adhesive" includes all inventions described in the Patents, which the parties acknowledge include all those patents and patent applications described on the attached Nicholas Kowanko Patent Inventory dated March 13, 1996.

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AMENDED AND RESTATED TECHNOLOGY ACQUISITION AGREEMENT